Exhibit 10.4

July 26, 2010

Mr. Curtis Arledge

[Address]

Dear Curtis:

We would like to offer you employment with The Bank of New York Mellon (the “Bank”), a wholly owned subsidiary of The Bank of New York Mellon Corporation (“BNY Mellon” or the “Company”). You will be reporting to Chairman and Chief Executive Officer Robert P. Kelly, be a member of the Executive Committee (“EC”) and it will be recommended at the August 10, 2010 meeting of the Board of Directors (“Board”) that you be appointed by the Board as CEO of BNY Mellon Asset Management and Vice Chairman of BNY Mellon effective as of the date you commence employment with the Bank (your “Start Date”). Your responsibilities and authorities as the CEO of BNY Mellon Asset Management will include the responsibilities of the prior CEO of BNY Mellon Asset Management as well as responsibility for BNY Mellon Wealth Management. At the time of your hire, your principal place of employment will be Manhattan.

Unless BNY Mellon agrees otherwise, your Start Date will be October 29, 2010 or as soon thereafter as your obligations to your current employer permit, but in no event later than January 3, 2011. If you are ready, willing and able to commence employment on the Start Date, and BNY Mellon fails to employ you within 21 days thereafter (other than due to your failure to satisfy the contingencies expressly set forth below or for reasons that would constitute “Cause” under the Executive Severance Plan, copy enclosed (“Severance Plan”)), in recognition that you will forfeit or otherwise lose certain bonus pay and equity from your current employer in connection with your resignation, you will receive a prompt cash payment in the amount of $10,000,000, less applicable taxes, provided only that you first execute (and do not revoke) a general release of all claims that is mutually acceptable.

As a member of the EC, your compensation is comprised of base salary and annual bonus and long-term equity award opportunities. You will receive a base salary at an annual rate of $600,000, less applicable taxes and deductions.

Your annual bonus opportunity is governed by the Executive Incentive Compensation Plan (together with any successor plan, “EICP”). For 2010, provided that you are employed by the Bank on the payment/grant date which will be on or before March 15, 2011, and to the extent that you have not received your 2010 annual bonus from your current employer, you will receive a cash bonus and a long-term equity award (your “2010 Award”) as follows. You will receive a cash bonus in the amount of $3,000,000, less applicable taxes and deductions. You will also receive a long-term equity award, pursuant to the BNY Mellon Long Term Incentive Plan (together with any successor plan, “LTIP”) subject to your commencing employment with BNY Mellon and remaining employed through the grant date. The LTIP award will be as follows:

•

$3,000,000 in BNY Mellon restricted shares. The number of restricted shares to be granted will be based on the average of BNY Mellon’s 25-day closing prices used for annual employee (including executive) equity awards. The restricted shares will vest ratably in one third increments over 3 years from the date of the grant. (See the enclosed Addendum); and

Curtis Arledge

•

$2,000,000 in BNY Mellon stock options. The number of stock options to be granted will be based on estimated Black-Scholes value of BNY Mellon’s 25-day average closing prices used for annual employee (including executive) equity awards. The options will vest ratably in one quarter increments over 4 years from the date of the grant. (See Addendum). The Black-Scholes valuation will be made in accordance with past practice as previously disclosed to you.

Your target bonus opportunity for 2011, under the EICP, will be $6,700,000, payable on or before March 15, 2012. The actual amount earned for 2011 performance will be based on the 2011 performance criteria established by the HRCC and payable in accordance with the terms of the EICP. The clawback/forfeiture provisions applicable to the cash portion of your 2010 Award are described in the Second Addendum (enclosed).

At a meeting of the HRCC on July 22, 2010, your annual long-term equity award for 2011 in the amount of $6,700,000 was approved, subject to your commencing employment with BNY Mellon and remaining employed through the grant date. The grant will be made at the same time as equity awards for 2011 are made to other senior executives of BNY Mellon. The form and the terms of the award will be determined by the HRCC and subject to the BNY Mellon LTIP, and will be no less favorable to you than the form and terms of corresponding awards to senior executives of BNY Mellon generally. For your information in year 2010, EC equity was awarded 50% in stock options and 50% in restricted stock, with the restricted shares subject to minimum performance criteria.

In addition, pursuant to the terms of the LTIP, the HRCC approved on July 22, 2010 an award in the amount of $9,000,000 in BNY Mellon restricted shares, (the “Sign-on Grant”), subject to your commencing employment with BNY Mellon. The grant will be made on the first business day of the first month following your Start Date. The value of this Sign-on Grant has been converted to BNY Mellon restricted shares based on the average of BNY Mellon’s 25-day closing prices from June 9, 2010 through July 14, 2010. The 347,625 shares ($9,000,000 in value as converted above) will vest ratably in one quarter increments over four years from the date of the grant. In the event of a stock split or comparable event prior to the grant date, the number of shares subject to the Sign-on Grant will be equitably adjusted. (See Addendum).

The provisions of this letter are intended to comply with Section 409A of the Internal Revenue Code (“Code”). If the Company determines that it is necessary or appropriate for any payments after separation from employment to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal Revenue Code, then the payments and benefits would not be made before the date which is the first day following the six (6) month anniversary of the date of the involuntary termination (or upon earlier death).

Curtis Arledge

Beginning in 2011 you will also be eligible to participate in The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees (“Deferred Compensation Plan”). Under the Deferred Compensation Plan, eligible employees may voluntarily defer a portion of their annual cash bonus on a pretax basis. More information will be provided after you start.

As referenced above, the Company maintains the Severance Plan for members of the EC. The Severance Plan has severance provisions if an EC member’s employment is involuntarily terminated without “Cause” as defined by the plan. The HRCC will designate you as a participant in the Severance Plan as of your Start Date at its meeting on August 10, 2010. For purposes of the Severance Plan, you will be treated as if your employment commenced on January 1, 2010. In order to receive benefits under the Severance Plan on termination of employment, you will have to agree to reaffirm the non-solicitation restrictions that then apply to you and to execute (and not timely revoke) a general release of all claims that is mutually acceptable. For the avoidance of doubt, the release required under the Severance Plan shall not require you to release any rights you then have with respect to the grants described in the Addendum, to the 2011 EICP award, or to the cash portion of the 2010 Award. Furthermore, the provisions of Section 9(a) of the Severance Plan (relating to mitigation and offset) shall apply equally to all economic rights and grants referred to in this letter.

You will have access to a car and driver and corporate aircraft in accordance with BNY Mellon’s policies in effect from time to time for security purposes and to allow for more efficient use of your extensive business travel time.

As a member of the EC, you also will be covered under the Company’s stock ownership guidelines. These guidelines generally require that you own an amount of stock valued at four times your base salary and also retain a portion of your equity awards. You have five years to achieve this ownership level and more information will be provided after you start.

It is understood and agreed that if any BNY Mellon payment or other obligation under this letter or the applicable plan is in conflict with any U.S. federal, state or local or other applicable law (including without limitation, any regulations and interpretations there under), or any agreement between BNY Mellon and any government regulator or the listing requirements of the principle securities exchange on which BNY Mellon shares are then listed, then BNY Mellon may reduce, revoke, cancel, adjust, claw back or impose different terms and conditions to the extent it deems necessary or appropriate in its sole discretion to effect such compliance. Subject only to the previous sentence, the Sign-On Grant and the 2010 Award described in this letter will be subject to clawback and forfeiture only as described in the Addendum and the Second Addendum. The 2011 awards described in this letter will be subject to clawback and forfeiture provisions no less favorable to you than those imposed under the corresponding awards to other members of the EC.

All new employees participate in a general orientation session. We will work with you to schedule a time for a member of the Human Resources Department to sit with you, individually, to conduct this session.

A summary of benefit coverage for which you will be eligible is enclosed. Detailed information about the Flexible Benefit Plan will be discussed during your orientation session, and you will be eligible to elect other available health coverage, life insurance and AD&D coverage than that provided automatically. In addition, you will be covered by our indemnification policies (as in effect from time to time) on a basis

Curtis Arledge

at least as favorable as other senior executives of BNY Mellon. For the avoidance of doubt, any claim based on your alleged or actual breach, as a result of your activities on behalf of BNY Mellon, of any restrictive covenant or similar obligation to your current employer that has been disclosed to BNY Mellon prior to the date hereof (but not any obligation not so disclosed) shall be promptly indemnified by BNY Mellon (and expenses, including reasonable attorneys fees, relating to any such claim shall be promptly advanced to you) to the fullest extent permitted by applicable law, subject to (i) any procedural requirements set forth in our indemnification policies, (ii) your good faith compliance with any limitations on your activities on behalf of BNY Mellon imposed by the office of the General Counsel and (iii) your otherwise reasonably cooperating with the efforts of the office of the General Counsel in furtherance of your avoiding any potential breach of such agreements.

By federal law, you must be prepared to produce documents on your first day of employment to prove your identity and employment eligibility in the United States. A list of acceptable documents is enclosed. If you are unable to produce the required documentation within three business days of your start date, your employment cannot continue.

It is the policy of BNY Mellon to fingerprint all employees of our entities that are regulated by the Federal Deposit Insurance Act and/or the Securities Exchange Act of 1934. You are required to have your fingerprints taken prior to employment. And, as part of our commitment to a drug free workplace, you are required to take a drug test prior to your employment date. Please contact Stephanie Walker at 412-234-0911 to make the arrangements.

This offer is contingent upon a negative result on the drug test and the successful and favorable completion of the fingerprint record and of a customary background check by a third party vendor selected by BNY Mellon. You agree to execute any and all documentation necessary for BNY Mellon to have such fingerprint record and background check conducted. This offer is also contingent upon your representation that your employment with BNY Mellon under the terms of this letter will not violate any agreement, understanding or undertaking with any prior employer. In addition, this offer is contingent upon you signing the enclosed non-solicitation and confidentiality agreement on or before your Start Date. We recommend that you have it reviewed by an attorney. Your employment with the Bank, BNY Mellon, its subsidiaries, affiliates, successors, related companies and assigns will remain at all times at will.

Please acknowledge your acceptance and agreement of the terms and conditions of this letter by signing below and returning the original copy to me as soon as possible but no later than July 31, 2010. Facsimile or other electronic transmission of any signed original document will be deemed the same as delivery of an original. Curtis, we are confident that you will make a significant contribution to BNY Mellon and are very pleased you will be joining us. This offer will remain open for acceptance by you until July 31, 2010. If you have any questions, please feel free to contact me at 212-635-1119.

Sincerely yours,

/s/ Lisa B. Peters

Lisa B. Peters

Chief Human Resources Officer

Curtis Arledge

Enclosures

cc:	Mr. Robert P. Kelly

Barbara K. Ross, Esquire

Robert M. Sedgwick, Esquire

Jane Sherburne, Esquire

Ms. Stephanie P. Walker

Accepted and Agreed:

/s/ Curtis Y. Arledge        Date: July 29, 2010

Addendum to July 26, 2010 Offer Letter

Restricted Stock Awards

Granted in the Form of Restricted Shares/Units

Executive Committee

Summary of Terms

Plan:	The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “Plan”)

Vesting Schedule:	Sign-on Grant

347,625 shares vest ratably in 1/4 increments over four years from the grant date.

Guaranteed (per letter) 2010 Equity Bonus to be granted on or before March 15, 2011

$3,000,000 in BNY Mellon restricted shares. The number of restricted shares to be granted will be based on the average of BNY Mellon’s 25-day closing prices used for annual employee (including executives) equity awards. Shares vest ratably in 1/3 increments over three years from the date of grant.

Long-Term Equity Award Opportunity for 2011

The form and the terms of the award will be determined by the HRCC and subject to the BNY Mellon LTIP.

Shares/Units will forfeit if employment terminates prior to vesting, except for situations providing vesting below:

Voluntary:	If voluntary termination is prior to the vesting date, then the unvested shares/units are forfeited.

For Cause:	If terminated for cause prior to the vesting date, then the unvested shares/units are forfeited.

Retirement:	Age 55 until age 60 with ten years of credited service: Shares vest 100%.

Age 55 until age 60 with less than ten years of credited service: Shares vest pro-rata.

Age 60 and older: Shares vest 100%.

Death/Disability:	All shares/units fully vest.

Involuntary Termination (without cause and no separation pay):	Unvested restricted stock shares/units are forfeited.

Termination - Executive Committee Severance Plan/Receives Separation Pay:	Restricted Stock/Units vests 100% on last day worked.

Sale of Business:	Restricted Stock/Units vests 100% on last day worked.

Change in Control:	Double Trigger - Award will vest if the Corporation terminates the awardee’s employment “without cause”, as defined in the Plan, within two years after the occurrence of a post-grant date Change in Control, as defined in the Plan.

Voting Rights: (Restricted Stock Only)	Awardee will be permitted to vote the shares during the period of restrictions.

Dividends:	Awardee will receive dividends during the period of restrictions.

Tax:	Taxes due on vesting may be paid by netting of shares per usual procedures.

Note:	Any vesting that might occur within one-year from grant date (other than due to death, disability or prior contractual obligation) shall be delayed until the one-year anniversary of grant date.

Retirement and Disability Provisions are NOT applicable to European Union.

Terms and agreements for awards in non-US locations may be modified as the Corporation deems necessary or advisable in connection with local laws, regulations or practices.

Clawback/Forfeiture Provisions: (also as required by applicable law)	The employee engages in conduct during the course of employment that is materially adverse to the interests of the Corporation, including failures to comply with rules and regulations, fraud or conduct contributing to financial restatements or irregularities; or

The employee violates any post-termination obligations owed to the Corporation or any agreement restricting post-employment conduct; or

The employee engages in (i) the solicitation or diversion of customers or employees or engages in competition with the Corporation during employment or (ii) the solicitation or diversion of customers or employees during the one year period commencing upon termination of employment with the Corporation, unless otherwise covered by an agreement or obligation restricting post-employment conduct, which would control.

Addendum to July 26, 2010 Offer Letter

Stock Option Awards

Executive Committee

Summary of Terms

Plan:	The Bank of New York Mellon Corporation Long-Term Incentive Plan (the "Plan")

Term:	10 years

Type:	Non-qualified stock options—not an Incentive Stock Option under Section 422 of the Internal Revenue Code, as amended.

Option Price:	Closing price of The Bank of New York Mellon Corporation (BK) common stock on the date of grant.

Vesting Schedule:	Guaranteed (per letter) 2010 Equity Bonus granted on or before March 15, 2011

$2,000,000 in BNY Mellon stock options. The number of stock options to be granted will be based on the estimated Black-Scholes value of the average of BNY Mellon's 25-day closing prices used for annual employee (including executives) equity awards.

1/4 on first anniversary of the grant date

1/4 on second anniversary of the grant date

1/4 on third anniversary of the grant date

1/4 on fourth anniversary of the grant date

Long-Term Equity Award Opportunity for 2011

The form and the terms of the award will be determined by the HRCC and subject to the BNY Mellon LTIP.

Stock options will forfeit if employment terminates prior to vesting, except for situations providing vesting below:

Voluntary:	If voluntary termination, all options are forfeited.

Retirement:	Age 55 until age 60: Unvested options forfeit on payroll separation date, three years from payroll separation date to exercise vested options.

Age 60 until age 65: Continue vesting post-retirement. Five years from payroll separation date to exercise vested options.

Age 65 and older. Full vesting of stock options. Seven years from payroll separation date to exercise vested options.

Death/Disability:	All options fully vest. Two years to exercise vested stock options.

Involuntary Termination (without cause and No Separation Pay):	Unvested options forfeited; 30 days to exercise vested stock options from payroll separation date.

Termination—Executive Committee Severance Plan/Receives Separation Pay:	Options continue to vest during separation pay period. One-year to exercise vested stock options from payroll separation date. Unvested options forfeit on payroll separation date.

Sale of Business:	Pro-rata vesting of stock options based upon number of months worked. Two years from payroll separation date to exercise vested stock options.

Change in Control:	Double Trigger—Options will vest if the Corporation terminates the optionee's employment "without cause", as defined in the Plan, within two years after the occurrence of a post-grant date Change in Control, as defined in the Plan, and optionee will have a minimum of one-year to exercise such vested stock options.

Note:	Any vesting that might occur within one-year from grant date (other than due to death, disability or prior contractual obligation) shall be delayed until the one-year anniversary of grant date.

Terms and agreements for awards in non-US locations may be modified as the Corporation deems necessary or advisable in connection with local laws, regulations or practices.

Retirement and Disability Provisions are NOT applicable to grants in European Union.

Clawback/Forfeiture Provisions: (also as required by applicable law)	The employee engages in conduct during the course of employment that is materially adverse to the interests of the Corporation, including failures to comply with rules and regulations, fraud or conduct contributing to financial restatements or irregularities; or

The employee violates any post-termination obligations owed to the Corporation or any agreement restricting post-employment conduct; or

The employee engages in (i) the solicitation or diversion of customers or employees or engages in competition with the Corporation during employment or (ii) the solicitation or diversion of customers or employees during the one year period commencing upon termination of employment with the Corporation, unless otherwise covered by an agreement or obligation restricting post-employment conduct, which would control.

Second Addendum

Clawback of Cash

BNY Mellon has the right to require you to repay some or all of any cash incentive award within three years of the award date if it reasonably believes you engaged in fraud, or directly or indirectly caused or contributed to any financial restatement or other irregularity during the performance period. In addition, any award to you under this letter will be subject to recovery to the extent contemplated by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules or regulations or to the extent otherwise required by applicable law.